UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2024

KKR FS Income Trust Select

(Exact name of registrant as specified in its charter)

Delaware	814-01706	92-3617067
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania	19112
(Address of principal executive offices)	(Zip Code)

(215) 495-1150

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

K-FITS Revolving Credit Facility

On December 23, 2024, K-FITS Finance Eiffel-1 LLC (“K-FITS Finance”), a wholly-owned, special purpose financing subsidiary of FS KKR Income Trust Select (the “Company”), entered into a revolving credit facility (the “K-FITS Revolving Credit Facility”) pursuant to a Revolving Credit and Security Agreement (the “Credit Agreement”), by and among K-FITS Finance, as borrower, the Company, as equityholder and as servicer, BNP Paribas (“BNPP”), as administrative agent, each of the lenders from time to time party thereto, and Computershare Trust Company, N.A., as collateral agent. Capitalized terms used and not otherwise defined herein shall have the meanings specified in the Credit Agreement. The K-FITS Revolving Credit Facility provides for, among other things, borrowings in U.S. dollars, British pounds, Euros, Australian dollars, Canadian dollars and New Zealand dollars in an initial aggregate amount of up to $250,000,000.

The revolving period during which K-FITS Finance is permitted to borrow, repay and re-borrow advances will terminate on December 23, 2027. Advances under the K-FITS Revolving Credit Facility are subject to satisfaction of certain conditions, including maintenance of the required borrowing base. Any amounts borrowed under the K-FITS Revolving Credit Facility will mature, and all accrued and unpaid interest thereunder will be due and payable, on December 24, 2029.

Borrowings under the K-FITS Revolving Credit Facility accrue interest at a rate per annum equal to (i)(a) in the case of borrowings in U.S. dollars, Term SOFR, (b) in the case of borrowings in British pounds, Adjusted Cumulative Compounded SONIA, (c) in the case of borrowings in Euros, EURIBOR, (d) in the case of borrowings in Canadian dollars, Term CORRA, (e) in the case of borrowings in Australian dollars, BBSW and (d) in the case of borrowings in New Zealand dollars, BKBM, plus (ii) the Applicable Margin with respect to the type of Collateral Loan in the borrowing base. The Applicable Margin with respect to (1) Class 1 Loans is (x) in the case of borrowings in U.S. dollars, 1.75%, (y) in the case of borrowings in British pounds, Euros or Canadian dollars, 1.85% and (z) in the case of borrowings in Australian dollars or New Zealand dollars, 1.95%, (2) Class 2 Loans is (x) in the case of borrowings in U.S. dollars, 2.35%, (y) in the case of borrowings in British pounds, Euros or Canadian dollars, 2.45% and (z) in the case of borrowings in Australian dollars or New Zealand dollars, 2.55%, (3) Class 3 Loans and Class 4 Loans is (x) in the case of borrowings in U.S. dollars, 2.40%, (y) in the case of borrowings in British pounds, Euros or Canadian dollars, 2.50% and (z) in the case of borrowings in Australian dollars or New Zealand dollars, 2.60% and (4) Class 5 Loans is (x) in the case of borrowings in U.S. dollars, 2.50%, (y) in the case of borrowings in British pounds, Euros or Canadian dollars, 2.60% and (z) in the case of borrowings in Australian dollars or New Zealand dollars, 2.70%. After the revolving period, the Applicable Margin will increase by 0.50%.

In addition, K-FITS Finance will pay a non-usage fee on the unused facility amount during the revolving period following the first three months after the Closing Date equal to (i) at all times from and including the three month anniversary of the Closing Date to but excluding the six month anniversary of the closing date, between 0.15% and 0.65%, depending on the percentage of the unused facility amount, and (ii) at all times from and after the six month anniversary of the Closing Date, between 0.15% and 0.85%, depending on the percentage of the unused facility amount.

In connection with the K-FITS Revolving Credit Facility, K-FITS Finance has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities.

The K-FITS Revolving Credit Facility contains events of default customary for similar financing transactions of this type. Upon the occurrence of an event of default, BNPP may terminate the commitments and declare the outstanding advances and all other obligations under the K-FITS Revolving Credit Facility immediately due and payable. During the continuation of an event of default, K-FITS Finance must pay interest at a default rate.

The Borrower’s obligations to the lenders under the K-FITS Revolving Credit Facility are secured by a first priority security interest in substantially all of the assets of Borrower, including its portfolio of loans and debt securities. The obligations of K-FITS Finance under the K-FITS Revolving Credit Facility are non-recourse to the Company; and the Company's exposure under the K-FITS Revolving Credit Facility is limited to the value of the Company's investment in K-FITS Finance and the equity of K-FITS Finance.

The foregoing description of the K-FITS Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Revolving Credit and Security Agreement, dated December 23, 2024 by and among K-FITS Finance Eiffel-1 LLC, KKR FS Income Trust Select, BNP Paribas, and the financial institutions party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2024

KKR FS Income Trust Select

By:	/s/ Stephen S. Sypherd
Name: Stephen S. Sypherd
Title: General Counsel and Secretary